UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
August 18, 2008
(Date of Report/Date of earliest event reported)

BANK MUTUAL CORPORATION
(Exact name of registrant as specified in its charter)

WISCONSIN	000-31207	39-2004336
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
4949 West Brown Deer Road
Milwaukee, Wisconsin 53223
(Address and zip code of principal executive offices)
(414) 354-1500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 18, 2008, Bank Mutual Corporation (the “Company”) appointed Michael W. Dosland as Senior Vice President—Chief Financial Officer of the Company and Bank Mutual, the Company’s wholly-owned subsidiary (the “Bank”). As Chief Financial Officer, Mr. Dosland replaces Eugene H. Maurer, Jr., who served as Interim Chief Financial Officer since January 2008. Mr. Maurer will remain the Senior Vice President and Secretary of the Company and Senior Vice President, Treasurer and Secretary of the Bank.
     Mr. Dosland, 49, served as President and Chief Executive Officer of Vantus Bank, a savings bank with locations in Northwestern and Central Iowa, and First Federal Bankshares, Inc., its publicly-held holding company, from 2006 to 2008. From 2004 to 2005, Mr. Dosland served as Lieutenant Colonel and Infantry Battalion Commander for the United States Army National Guard in Iraq. He currently is a member of the American Bankers Association, the Association of the United States Army, and the Wisconsin National Guard Association. From 1987 to 2004, Mr. Dosland was employed by First Federal Capital Corp in La Crosse, Wisconsin, a publicly-held savings association holding company which was acquired in 2004, and served as its Senior Vice President and Chief Financial Officer from 2001 to 2004.
     In connection with the appointment as Senior Vice President—Chief Financial Officer, the Bank entered into an employment agreement with Mr. Dosland. Mr. Dosland’s employment agreement is substantially similar to the employment agreements entered into with certain other executive officers of the Company (Messrs. Anderegg, Callen and Maurer and Ms. Scholz). Those agreements are described in the Company’s proxy statement for its 2008 annual meeting of shareholders — see “Compensation Discussion and Analysis — Employment Agreements And Potential Payments Upon Termination Or Change In Control.” Further information relating specifically to Mr. Dosland’s employment agreement is provided below.
     Mr. Dosland’s employment agreement has an initial term of one year and may be extended for subsequent one-year periods. The employment agreement provides for, among other things: (1) an initial base annual salary of $180,000, (2) incentive compensation to be calculated in accordance with the provisions of the Company’s Management Incentive Compensation Plan (for the initial term, Mr. Dosland will have a target bonus opportunity of 18% of base salary; depending upon performance, his actual bonus will vary from zero, if minimum goals are not reached, to up to double the target amount, if performance reaches maximum levels), (3) participation in the Bank Mutual Corporation 2004 Stock Incentive Plan, the Bank Mutual Employee Stock Option Plan, the Bank Mutual Corporation Pension Plan, the Bank Mutual 401(k) Retirement Plan and other similar plans as may be in effect from time to time, (4) a service club membership, (5) term life insurance coverage, (6) employer-paid medical and dental insurance, (7) participation in disability plans, (8) participation in other employee benefit plans or programs as are offered to or provided for other executive officers of the Company or the Bank from time to time, and (9) officers’ insurance and indemnity, all in accordance with the Bank’s policies.

     If the Bank terminates Mr. Dosland’s agreement at the end of the initial term, he will receive a lump sum payment equal to 25% of his annual base salary at the time of termination. In addition, he will receive insurance benefits (life, medical, dental and optical) and required medical coverage at the Bank’s expense for a period of up to three months in accordance with the Bank’s policies and applicable law. The termination provisions and payments upon certain events of termination or change in control provided for in Mr. Dosland’s employment agreement are substantially similar to the provisions contained in the employment agreements for the executive officers mentioned above.
     Mr. Dosland is also subject to non-compete provisions, under which he agrees not to compete with the Bank for the greater of one year or the period for which he received post-employment compensation under the agreement, but not to exceed two years. If Mr. Dosland breaches the non-compete provisions, the Bank is entitled to injunctive and equitable relief in addition to other remedies available at law.
     The foregoing description of Mr. Dosland’s employment agreement is not complete and is qualified in its entirety by reference to the employment agreement and amendment no. 1 to the employment agreement attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.
     Also, in connection with his appointment as Senior Vice President—Chief Financial Officer, the Board of Directors of the Company granted Mr. Dosland, under the Bank Mutual Corporation 2004 Stock Incentive Plan, an award of 20,000 restricted shares of Company Common Stock with a five-year vesting period and an award of options to acquire 50,000 shares of Company Common Stock with a five-year vesting period at an exercise price of $12.025 per share and with a ten-year option term.
Item 9.01. Financial Statements and Exhibits.
     (d)     Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Bank Mutual and Michael W. Dosland dated August 18, 2008

10.2	Amendment to Employment Agreement dated August 18, 2008 between Bank Mutual and Michael W. Dosland
*     *     *     *     *

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2008	BANK MUTUAL CORPORATION (Registrant)
	By:	/s/ Michael T. Crowley, Jr.
Michael T. Crowley, Jr.
Chairman, Chief Executive Officer and President

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